UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2011 (March 23, 2011)
Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2011, Cyberonics, Inc. (“Company”) entered into a new Employment Agreement (“Agreement”) with Daniel J. Moore, its Chief Executive Officer and President.  The Agreement, which replaces his April 2007 employment agreement, as amended, is effective as of March 23, 2011 and expires, unless sooner terminated as described below, at 12:01 a.m. on March 24, 2015.  In the event of a “Change of Control,” as described in the Agreement, the term of the Agreement will end no sooner than one year following the Change of Control.

The Agreement provides for

•	payment of an annual base salary of $525,200, subject to adjustments as determined by the Compensation Committee of the Company’s Board of Directors,

•
eligibility for an annual bonus (with a target bonus of 100% of Mr. Moore’s annual base salary commencing as of fiscal year 2012), including potential overachievement or underachievement of the target bonus amount as determined by the Compensation Committee,

•	an award of 100,000 shares of restricted stock, which was granted on March 15, 2011 and will vest 25% per year after each of the succeeding four years,

•	an award of 150,000 shares of restricted stock subject to performance-based vesting objectives to be determined, and

•	general welfare benefits.

Both the Company and Mr. Moore have the right to terminate the agreement at will.  If the Company terminates the Agreement other than for “Cause,” as described in the Agreement, or if Mr. Moore terminates the Agreement for a “Good Reason,” as described in the Agreement, then the Company must provide the following severance benefits (“Severance Benefits”) to Mr. Moore:

•	a cash payment equal to two times the sum of Mr. Moore’s annual base salary and his average annual bonus amount for the past two fiscal years;

•	accelerated vesting of Mr. Moore’s stock options and time-based vesting restricted stock as would otherwise have vested if he had remained employed with the Company for an additional 12 months;

•
accelerated vesting of all shares comprising a block of performance-based vesting restricted stock subject to the same performance objective (i) as to which the Company, in the fiscal year or years preceding the date of termination, has made measureable progress consistent with achievement of the underlying performance objective within the time frame established under the objective, or (ii) as to which the Compensation Committee, in its discretion, determines to accelerate vesting; and

•
payment of the full cost of premiums to continue medical and dental coverage under the Company’s medical and dental insurance programs pursuant to COBRA for a period of 18 months and payment of the cost of premiums for substantially identical healthcare coverage for a period of six months.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (i) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (ii) adherence to the terms of confidentiality, non-competition, and non-solicitation covenants for a period of two years following termination of employment.

In the event of a Change of Control,

•	all unvested stock options vest immediately,

•	the remaining forfeiture restrictions lapse immediately on all shares of Mr. Moore’s restricted stock subject to time-based vesting conditions, and

•
the remaining forfeiture restrictions lapse immediately on all shares comprising a block of performance-based vesting restricted stock subject to the same performance objective (i) as to which the Company, in the fiscal year or years preceding the date of termination, has made measureable progress consistent with achievement of the underlying performance objective within the time frame established under the objective, or (ii) as to which the Compensation Committee, in its discretion, determines to accelerate vesting.

If, within one year following a Change of Control, the Company terminates the Agreement other than for Cause, or if Mr. Moore terminates the Agreement for a Good Reason, then the Company must provide the Severance Benefits to Mr. Moore.

If the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the securities laws, Mr. Moore agrees to disgorge all incentive-based compensation received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.

The foregoing description of the Agreement is a summary, is not complete, and is qualified in its entirety by reference to the actual Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1†	Employment Agreement with Daniel J. Moore effective March 23, 2011

_____________
† Management contract or compensatory plan or arrangement filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
March 29, 2011